Pricing Supplement dated July 1, 2007                        Rule #424(b)(3)
(To Prospectus dated August 18, 2006)                        File No. 333-136724


                                  ADVANTA CORP.
                         For use only by residents of:
           CA, CO, CT, DE, FL, GA, KS, MA, MD, MN, NJ, OR, PA and UT

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            ADVANTA INVESTMENT NOTES -- MINIMUM INVESTMENT $5,000
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
     Term                Interest Rate           Annual Percentage Yield(1)
     ----                -------------           --------------------------
    3 month                  5.12%                         5.25%
    6 month                  5.26%                         5.40%
   12 month                  5.35%                         5.50%
   18 month                  5.40%                         5.55%
   24 month                  5.45%                         5.60%
   30 month                  5.50%                         5.65%
    3 year                   5.59%                         5.75%
    4 year                   5.83%                         6.00%
    5 year                   6.30%                         6.50%
    7 year                   6.77%                         7.00%
   10 year                   7.23%                         7.50%

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    REDIRESERVE VARIABLE RATE CERTIFICATES -- MINIMUM INVESTMENT $5,000
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

      Balance Tier            Interest Rate        Annual Percentage Yield(2)
      ------------            -------------        --------------------------
     $100 to $4,999               4.50%                      4.60%
   $5,000 to $24,999              4.55%                      4.65%
   $25,000 to $49,999             4.60%                      4.71%
      $50,000 plus                4.65%                      4.76%

1 The stated Annual Percentage Yields (APYs) assume all interest reinvested daily at the stated rate.

2 The stated Annual Percentage Yields (APYs) assume all interest reinvested daily at the stated rate. The interest rate we pay on any particular RediReserve Certificate depends on the tier into which the holder's end-of-the-day balance falls. We will not pay interest on a RediReserve Certificate for any day on which the end-of-the-day balance is less than $100. Interest rates and annual percentage yields for each tier may change from week to week and will apply to outstanding RediReserve Certificates. We currently set the interest rates each Sunday and they are effective through Saturday. Interest rates for each one week period, currently commencing on Sunday, will be at least equal to the rate on the thirteen week U.S. Treasury Bill auctioned on the immediately preceding Monday less one percent (1%).

                  ADDITIONAL INFORMATION - RECENT DEVELOPMENTS

We file annual, quarterly and special reports, proxy statements and other information, including information about recent developments, with the SEC. You may read and copy any document we file at the following public reference room maintained by the SEC at: 100 F Street NE, Room 1580, Washington, D.C. 20549.

You may obtain information on the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public from the SEC's Internet website at http://www.sec.gov.

AN OFFER CAN ONLY BE MADE BY THE PROSPECTUS DATED AUGUST 18, 2006, IN CONJUNCTION WITH THIS PRICING SUPPLEMENT. SEE "RISK FACTORS" BEGINNING AT PAGE 11 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES AND REDIRESERVE CERTIFICATES. THE NOTES AND REDIRESERVE CERTIFICATES REPRESENT OBLIGATIONS OF ADVANTA CORP. AND ARE NOT INSURED OR GUARANTEED BY THE FDIC OR ANY GOVERNMENTAL OR PRIVATE ENTITY.

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    For More Information Call                   Utah Residents, Please Call
          1-800-223-7074                               1-800-259-5862
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